EXHIBIT 20.2

                         GEODYNE ENERGY INCOME PROGRAMS
                       Samson Plaza, Two W. Second Street
                          Tulsa, OK 74103-3103, USA
                 TOLL FREE: 888/436-3963 DIRECT: 918/591-1791
                 E-MAIL: Geodyne@samson.com FAX: 918/591-1747
                             www.samson.com/geodyne



February 5, 2007

RE: NOTICE OF TERMINATION OF THE GEODYNE ENERGY INCOME PROGRAM III-B AND SUSPENSION OF REPURCHASE OFFER AND THIRD PARTY TRANSFERS

Dear Geodyne Energy Income Program III-B Limited Partner:

This letter shall serve as your notice that the Geodyne Energy Income Program III-B Partnership (the "Partnership") will terminate by its own terms on December 31, 2007. The Partnership will continue to pay its scheduled quarterly distributions for February 15, May 15, August 15 and November 15, 2007 but will cease thereafter. Other distributions in connection with asset sales may occur during 2007. There will be a final liquidating distribution when all assets are sold and liabilities are satisfied, which is expected to occur sometime in 2008.

DISSOLUTION OF THE PARTNERSHIP - the current term of the Partnership is December 31, 2007. Under Section 9.1 (A) (i) of the Partnership Agreement, THE PARTNERSHIP IS DISSOLVED UPON THE EXPIRATION OF THE TERM. As provided in Section
9.2 of the Partnership Agreement, the General Partner will wind down and liquidate the Partnership's assets, satisfy its liabilities and make appropriate distributions to the Limited Partners and the General Partner.

As part of the liquidation process, the General Partner will continue to sell the Partnership's properties at oil and gas auctions and will consider negotiated transactions with third parties. It is expected that all of the Partnership's assets will be sold no later than December 31, 2008 and final cash distributions will be made to the Limited Partners at that time. During 2007, the Partnership will continue to make its regular quarterly cash distributions and may consider special cash distributions based upon property sales activity.

EXPIRATION OF 2006 REPURCHASE OFFER - By Memorandum Dated June 19, 2006, the General Partner extended a repurchase offer to the Limited Partners. Since the Partnership will be in the process of winding down, THE GENERAL PARTNER IS HEREBY GIVING THE REQUIRED 30 DAY NOTICE THAT THE 2006 REPURCHASE OFFER WILL BE TERMINATED AS OF MARCH 9, 2007. Therefore, any Limited Partner wishing to exercise the right to have their Partnership units repurchased by the General Partner under the terms of the 2006 Offer must have a properly completed 2006 Repurchase Form and Assignment of Units postmarked by March 9, 2007.

THE GENERAL PARTNER WILL NOT ISSUE A SUBSEQUENT REPURCHASE OFFER FOR 2007.

SUSPENSION OF THIRD PARTY TRANSFERS - in order to ensure that auction and liquidation proceeds are allocated to the correct parties, THE GENERAL PARTNER WILL NO LONGER ACCEPT THIRD PARTY TRANSFERS (I.E. TRANSFERS OUTSIDE OF FAMILY MEMBERS) POSTMARKED AFTER JUNE 30, 2007. We will continue to process transfers between family members, between related IRA or

Notice of Termination
Page 2


investment accounts held by the same partner, or pursuant to wills, living trusts or other similar documents through December 31, 2007.

LIQUIDATION VALUE - It is not possible to accurately predict what buyers will pay for the Partnership's remaining oil and gas properties. There will, however, be costs incurred in selling the properties and liquidating the Partnership. We will not know the actual results of the liquidation and the amount of any final proceeds until completion of the sale of all remaining properties. Also, it is not possible to predict whether the liquidation proceeds and the remaining quarterly cash distributions payable to the Limited Partners will be less than, equal to, or greater than the expiring Repurchase Offer or any offers third parties may have extended to you.

If you have any questions about the termination and liquidation process or the expiring Repurchase Offer, please contact Geodyne Investor Services at 888-436-3963 or geodyne@samson.com. We will continue to update you on the progress of the dissolution and liquidation process.

Sincerely,

Dennis R. Neill
President, Geodyne Resources, Inc.
General Partner